KEY EMPLOYEE AGREEMENT

This Key Employee Agreement (the "Agreement") is made and entered into effective as of November 1, 2012 by and between PAREXEL International Corporation (including its subsidiaries and affiliates, the "Company"), and Gadi Saarony ("Employee").

Whereas, Employee acknowledges that, as a result of his senior position with the Company, he has and/or will have access to strategic business information and other Confidential Information as that term is defined in this Agreement; and

Whereas, Employee acknowledges that the Company is engaged in a business that is highly competitive worldwide and that competition by Employee in that business or solicitation of business relations in competition with the Company during his employment and after his employment terminates would necessarily involve Employee’s use of the Company’s Confidential Information to which Employee was given access as an employee of the Company and would otherwise constitute unfair competition and would severely injure the Company.

Whereas, Employee acknowledges and agrees that, by virtue of Employee’s senior position and responsibilities with the Company, Employee has access to the Company’s current, former and prospective customers, clients, suppliers and/or business relations, including Confidential Information relating to such customers, clients, suppliers and/or business relations, and has generated goodwill belonging to the Company with such customers, clients, suppliers and/or business relations which would cause great and irreparable harm to the Company if used on behalf of any other person or entity.

Whereas, Employee acknowledges and agrees that, by virtue of Employee’s senior position and responsibilities with the Company, Employee has access to Confidential Information regarding Company personnel and that Employee has developed and/or will develop relationships with co-workers, and also that Employee is and/or will be in a position to exert undue influence over his co-workers, solely as a result of Employee’s employment with the Company.

Whereas, Employee acknowledges the following good, valuable and sufficient consideration Employee is receiving in exchange for Employee entering in to this Agreement, for which Employee would not otherwise be eligible if Employee did not execute this Agreement: (i) Employee’s continued employment in good standing as a member of the Company’s senior management; (ii) Employee’s right to participate in, and continued participation in, any Company bonus or incentive plan; (iii) Employee’s eligibility under this Agreement for salary continuation during the Non-Competition Period (as set forth in Section 5 below); (iv) to the extent applicable, in consideration for this Agreement’s superseding any prior agreement with the Company regarding the subject matter hereof; (v) Employee’s merit salary increase on or about November 2012; and (vi) a one-time payment to Employee in the amount of one hundred dollars.

Now, therefore, in exchange for the above consideration, Employee agrees as follows:

1.     Devotion of Services

Employee agrees to devote his best efforts to the services of the Company in such capacity as the Company from time to time shall direct and agrees to comply with PAREXEL’s policies, practices and Code of Business Conduct and Ethics at all times. Employee warrants and represents that he is not subject to any restrictive covenant (non-competition, non-solicitation, confidentiality, or other obligation) with any third party that would prevent Employee from performing his job duties for the Company.

2.    Confidentiality

(a) Employee agrees that he shall not at any time, without the prior written consent of the Company, disclose or use (except in the course of his employment with the Company and solely in furtherance of the interests of the Company and its subsidiaries or affiliates) any confidential or proprietary information belonging to the Company, including, but not limited to, business plans and strategy, customer lists, pricing information, sales information, records, data, documents, specifications, inventions, research, policies, processes, creative projects, methods and intangible rights, trade secrets, computer software, source code, marketing techniques and arrangements, personnel information, information about the Company's active and prospective customers, clients, and other business relationships, or any non-public operational, business or financial information relating to the Company or any of its subsidiaries or affiliates or relating to any third party (all of such information being hereinafter collectively referred to as "Confidential Information"). Notwithstanding the foregoing, the term "Confidential Information" shall not include information which (i) is already known to Employee prior to its disclosure to Employee by the Company; (ii) is or becomes generally available to the public through no wrongful act of any person; (iii) is at the time of disclosure part of the public knowledge or literature through no action by Employee; or (iv) is received by Employee from a third party without restriction and without any wrongful conduct on the part of such third party relating to such disclosure. The absence of any marking or statement that any particular information is Confidential Information shall not affect its status as Confidential Information. Employee acknowledges and agrees that the Confidential Information he obtains or becomes aware of as a result of his employment with the Company is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense and that Employee is required to protect and not disclose such information.

(b) Employee agrees that he shall not disclose any information belonging to third parties, including, without limitation, current, former and/or prospective customers and vendors of the Company, that is disclosed to Employee as a representative of the Company under an obligation of confidentiality.

(c) Employee agrees that, upon the termination of his employment for any reason, and immediately upon request of the Company at any time, he will promptly return (and shall not delete, destroy or modify) all property, including any originals and all copies of any documents, whether stored on computers or in hard copy, obtained from the Company, or any of its current, former or prospective customers or vendors, whether or not Employee believes it qualifies as Confidential Information.  Such property shall include everything obtained during and as a result of Employee’s employment with the Company, other than documents related to Employee’s compensation and benefits, such as pay stubs and benefit statements. In addition, Employee shall also return any phone, facsimile, printer, computer, or other items or equipment provided by the Company to Employee to perform his employment responsibilities during his employment with the Company. Employee agrees that he shall not access or attempt to access the Company’s computer systems after the termination of Employee’s employment with the Company. Employee further agrees that he does not have a right of privacy to any communications sent through the Company’s electronic communications systems (including, without limitation, emails, phone calls and voicemail) and that the Company may monitor, retain, and review all such communications in accordance with applicable law.

3.    Non-Solicitation of Customers and Other Business Relations

Employee agrees that while he is employed by the Company and during the twelve (12) months immediately following the termination of his employment (“Non-Solicitation Period”) for any reason, whether voluntarily or involuntarily, Employee shall not, directly or indirectly:

(a) induce or attempt to induce (including, without limitation, by soliciting business from or performing services for), any such customer, client, supplier, licensee or business relation of the Company with whom Employee or any of Employee’s reports interacted, or about whom Employee had access to Confidential Information (i) to do business with any Competing Business as defined in Section 5(b) below, that provides products or services similar to or competitive with those provided the Company, (ii) to cease doing business with the Company, (iii) to reduce the level of business he performs with the Company, or (iv) to divert marketing or other resources away from the Company; or

(b) in any way interfere with the relationship between the Company and any of its customers, clients, suppliers, licensors, or other business relations.

4.    Non-Solicitation of Employees

    Employee agrees that while he is employed by the Company and during the twelve (12) months immediately following the termination of his employment for any reason, whether voluntarily or involuntarily, Employee shall not, directly or indirectly, solicit, hire, offer employment to, or in any manner encourage employees of the Company to leave employment with PAREXEL or otherwise violate their obligations to the Company.

5.    Non-Competition

Employee agrees that while he is employed by the Company and during the twelve (12) months immediately following the termination of his employment (“Non-Competition Period”) for any reason, whether voluntarily or involuntarily, Employee shall not directly or indirectly, as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever:

    (a)    engage in, become financially interested in, be employed by or have any business or professional connection with any Competing Business (as hereinafter defined) in any country worldwide in which the Company has an office or clinical research facility, provided, however, that Employee may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time two (2) percent of any class of stock or securities of such corporation.

(b)    For purposes of this Section 5 and throughout this Agreement, a "Competing Business" shall mean any person, entity, or company, including any division, department or affiliate thereof, which offers products or services (including any new products or services being developed or researched by the Company prior to and as of the Termination Date) in connection with the research, development and/or commercialization of pharmaceutical products, biotechnology products and/or medical devices, including, without limitation, clinical research; clinical trial management; clinical pharmacology; laboratory research; data collection, management, processing, analysis and/or reporting; biostatistics; clinical logistics; consulting and regulatory affairs; commercialization; reimbursement and market access; medical communication; medical imaging; and software, electronic and technology solutions relating to the above.

(c)    The Company shall pay to the Employee for the duration of the period of the Non-Competition Period salary continuation at the rate of Employee’s base salary at the time of Employee’s termination (and will not include any bonuses, commissions, or other forms of compensation), less lawful deductions. Such salary continuation payments will be made in accordance with the Company's usual payroll practices. The payment of any salary continuation amounts by the Company pursuant to this Section 5 is contingent upon Employee executing and abiding by a separation agreement including, but not limited to, a general release of claims against the Company, its affiliates and representatives, the form and language of which shall be determined by the Company in its sole discretion.

(d)     Notwithstanding the provisions of subparagraph 5(c) above, the Company may, at its entire discretion, release the Employee from the non-competition restrictions of this Section 5 at any time (whether before the commencement of or during the Non-Competition Period), in which case its obligations to make salary continuation payments pursuant to subparagraph 5(c) shall cease immediately.  Such release of the non-competition restrictions of this Section 5 made by the Company, will not waive, terminate or otherwise affect any other clauses or obligations upon the Employee under the Agreement.

(e)    Any severance payments that Employee is entitled to, eligible for or does receive under any contract with the Company or any plan sponsored by the Company shall be offset against and reduced by any payment(s) for which Employee is eligible under this Agreement.
6.    Developments
(a)    If Employee (either alone or with others) makes, conceives, creates, discovers, invents or reduces to practice (herein “Generates” or are “Generated”) any Developments (as defined below), such Developments, and all of his rights and interests therein and all of his records relating to such Developments, shall be the sole and absolute property of the Company. Employee shall promptly disclose to the Company each such Development and shall deliver to the Company all of his records relating to each such Development. Employee hereby assigns to the Company any and all rights (including, but not limited to, any rights under patent law, copyright law and/or other similar laws in any country) that he has or may have or may acquire in the Developments, without further compensation. All Developments which are copyrightable works shall be works made for hire.
(b)    “Developments” means any invention, design, development, improvement, process, software program, work of authorship, trademark or technique, whether or not patentable or registrable under copyright or similar statutes, that (1) are Generated while Employee is employed by the Company and relates to or is useful in the actual or planned business of the Company or any of the products or services being developed, manufactured, sold and/or provided by the Company, (2) result from tasks assigned to Employee by the Company or tasks within Employee’s scope of responsibility, or (3) result from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company. Employee acknowledges that any Developments Generated during his employment, prior to the date of this Agreement, are the sole and absolute property of Company and the terms of this Agreement shall apply to such Developments.

(c)    Employee will, upon the Company’s request, without further compensation but at the Company’s expense, during and after his employment, promptly execute specific assignments of title to the Company and take such further acts as requested by the Company to confirm, secure, perfect, protect, enforce and/or transfer the Company’s right, title and interest in and to such Developments. Such acts may include, but are not limited to, Employee’s execution and delivery of documents and instruments and his assistance and cooperation in the registration and enforcement of applicable patents, copyrights or other forms of protection or other legal proceedings. If, at any time, Employee’s cooperation is required to enable the Company to secure, perfect, protect, enforce or transfer its right, title or interest in any Development and Employee fails to respond within fourteen (14) calendar days to a written request from the Company for action sent by PAREXEL to the last address for Employee maintained by the Company, Employee hereby appoints PAREXEL as his attorney, and grants PAREXEL his power of attorney to execute in good faith, commercially reasonable applications, releases, assignments, or other documents or agreements reasonably required to secure, perfect, protect, enforce or transfer the Company’s right, title or interest.

7.     Publications

Employee agrees that he will, no later than thirty (30) days prior to submission for publication in any forum (including electronic and on-line), provide the Company with copies of all writings and materials which reference PAREXEL or otherwise relate to his employment with the Company which he proposes to publish during his employment with the Company and within six (6) months immediately following the termination of his employment for any reason, whether voluntarily or involuntarily. Employee also agrees that he will remove or cause to be removed from the writings and materials any Confidential Information (as reasonably determined by the Company in its sole discretion) and/or any reference to PAREXEL, upon the Company’s request.

8.    Reasonableness

Employee agrees that the limitations set forth in this Agreement are reasonable given the highly competitive nature of the Company's business and are required for the Company's protection based upon numerous factors, including the knowledge and information to which Employee will have or has had access during Employee's employment with the Company.

9.     Injunctive Relief

Employee acknowledges that a breach of this Agreement will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate. As a result, Employee agrees that in the event of such a breach or threat of such a breach the Company shall, in addition to any other remedies available to it, have the right to injunctive relief, without the necessity of posting a bond.

10.     Governing Law, Forum and Jury Waiver

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without reference to its principles of conflict of laws. The parties agree that any action or proceeding with respect to this Agreement and

Employee’s employment shall be brought exclusively in the state or federal courts in the Commonwealth of Massachusetts, and Employee voluntarily submits to the exclusive jurisdiction over Employee's person by a court of competent jurisdiction located within the Commonwealth of Massachusetts. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the Commonwealth of Massachusetts, and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. The parties hereby expressly waive their right to a jury trial for any claim relating to his rights or obligations under this Agreement. This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available to the Company under applicable law, including any claims asserting misappropriation of trade secrets or unfair trade practices.

11.     Entire Agreement

This Agreement contains all the understanding between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings, promises and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein.

12.     Amendment, Modification or Waiver

No provision of this Agreement may be amended, or modified unless such amendment or modification is in writing, signed by Employee and by a duly authorized officer of the Company. No act or failure to act by the Company will waive any right, condition or provision contained herein. Any waiver by the Company must be in writing and signed by a duly authorized officer of the Company to be effective.

13.     Severability

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope or subject, it shall be construed by limiting it and reducing it so as to be enforceable to the extent compatible with applicable law as it shall then appear.

14.     Prior Obligations

    (a)    Employee warrants and represents to the Company that his employment by the Company and execution and performance of this Agreement does not conflict with any prior obligations to third parties, and Employee agrees that he will not disclose to the Company any proprietary information of any former or concurrent employer, unless consented to by such employer. Any violation of this Section 14(a) by Employee may result in the immediate termination of his employment with the Company.

(b)    Employee warrants and represents to the Company that he does not own or control and will not own or control while he is employed by the Company, any right, title or interest in any invention, design, development, improvement, process, software program, work of authorship, trademark or technique, whether or not patentable or registrable under copyright or similar statutes, that relates in any manner to, or is useful in, the actual or planned business or products of the Company or relates in any manner to, or is useful in, its actual or anticipated research and development of the Company. If, in contravention of the foregoing, any invention, design, development, improvement, process, software program, work of authorship, trademark or technique exists, Employee grants to the company a perpetual, paid up, worldwide license to such invention, design, development, improvement, process, software program, work of authorship, trademark or technique.

15.     Debarment/Exclusion

Employee hereby certifies to the Company that, as provided in Section 306(a) and Section 306(b) of the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 335a(a) and 335a(b)) and/or under any equivalent law within or outside the United States, he has not in the past been and/or is not currently (or threatened to be or subject to any pending action, suit, claim investigation or administrative proceeding which could result in him being) (i) debarred or (ii) excluded from participation in any federally funded healthcare program or (iii) otherwise subject to any governmental sanction in any jurisdiction (including disqualification from participation in clinical research) that would affect or has affected Employee’s ability to perform his obligations under this Agreement or his employment or prevent him from working for the Company in any capacity in any jurisdiction. Employee hereby confirms that he is not on any of the following exclusion lists: (a) Food and Drug Administration Debarment List; (b) General Services Administration Excluded Parties List System; or (c) Office of Inspector General List of Excluded Individuals/Entities. Employee warrants and represents to the Company that he will notify the Company immediately if any of the foregoing occurs or is threatened and that the obligation to provide such notice will remain in effect following the termination of his employment with PAREXEL for any reason, voluntary or involuntary. Any violation of this section by Employee may result in the termination of his employment with the Company. Immediately upon the request of the Company at any time, Employee will certify to the Company in writing his compliance with the provisions of this section.

16.     Miscellaneous

(a)    Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ Employee, and the Agreement shall not affect in any way the right of the Company to terminate the employment of Employee at any time and for any reason. By Employee's execution of this Agreement, Employee acknowledges and agrees that Employee's employment is "at will."

(b)    Employee’s obligations hereunder shall continue in full force and effect in the event that Employee’s job title, responsibilities, work location or other conditions of his employment with the Company change subsequent to the execution of the Agreement, without the need to execute a new Agreement.

(c)     Employee’s obligations hereunder to the Company shall apply equally to any of the Company’s current and future subsidiaries, affiliates, divisions, successors and assigns for which Employee performs services or about or from which Employee has access to Confidential Information. The Company may assign this Agreement to any subsidiary, affiliate, successor, or any entity acquiring all or substantially all of the assets of the Company.

(d)     Employee's obligations hereunder shall survive the termination of his employment with PAREXEL for any reason, voluntary or involuntary.

(e)     If Employee breaches or threatens to breach any of the covenants set forth in this Agreement, he agrees to pay all reasonable costs (including reasonable attorneys’ fees) incurred by the Company in establishing that breach, squelching that threat to breach, seeking injunctive relief, and/or in otherwise enforcing any of the covenants or provisions of this Agreement.

(f)    In the event that Employee breaches any of the provisions of Sections 3, 4 or 5 of this Agreement, to the extent permitted by law, the Non-Solicitation Period and/or Non-Competition Period (as applicable) shall be tolled until such breach has been duly cured.

    (g)    Employee agrees to provide a copy of this Agreement to any subsequent employers or prospective employers during the Non-Solicitation Period and/or Non-Competition Period. Employee specifically authorizes the Company to notify any subsequent employers or prospective employers of Employee of the restrictions on Employee contained in this Agreement and of any concerns the Company may have about actual or possible conduct by Employee that may be in breach of this Agreement. Employee agrees to promptly notify the Company of any offers to perform services, any engagements to provide services, and/or actual work of any kind, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever during the Non-Competition Period. Such notice must be provided prior to the commencement of any such services or work.

    (h)     This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the same party.

    Intending to be legally bound hereby, Employee has signed this Agreement under seal, as of the date set forth below under his signature:

EMPLOYEE                     PAREXEL International Corporation

/s/ Gadi Saarony                    /s/ Douglas A. Batt
Gadi Saarony                    Name: Douglas A. Batt
Title: Senior Vice President and General Counsel

Date: __November 15, 2012_______        Date: __November 15, 2012_______